EXHIBIT 5.1

July 25, 2013

Exar Corporation
48720 Kato Road
Fremont, CA 94538

Re:     Exar Corporation—Registration Statement on Form S-3

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel and Secretary of Exar Corporation, a Delaware corporation (the “Company”), and I am acting for it in connection with the Registration Statement on Form S-3 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the registration of 812,006 shares of common stock, par value $0.0001 per share (the “Shares”), of the Company held by certain selling stockholders described in the Registration Statement for resale.

I have examined the Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, records of proceedings by the Board of Directors of the Company, or committees thereof, and the Registration Statement. I have made such legal and factual inquiries as I deemed necessary for purposes of this opinion. In my examination, I assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents submitted to me as originals, and the conformity to the originals of all documents submitted to me as copies.

I am a member of the State Bar of California and for purposes of this opinion, I do not hold myself out as an expert on, nor do I express any opinion as to, the laws of any jurisdiction other than the laws of the State of California and the General Corporation Law of the State of Delaware.

Subject to the foregoing and the other matters set forth herein, it is my opinion that, as of the date hereof, the Shares are validly issued, fully paid and non-assessable.

I consent to the filing of this opinion letter as exhibit 5.1 to the Registration Statement and to the use of my name in “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

By:	/s/ Thomas R. Melendrez
Thomas R. Melendrez, Executive Vice
President, General Counsel and Secretary